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                                                                   EXHIBIT 99.01


[LOGO OF VERISIGN]



For Immediate Release


VERISIGN ANNOUNCES ACQUISITION OF SECUREIT

Acquisition Complements Company's Enterprise Digital Certificate and Public Key Infrastructure Solutions

MOUNTAIN VIEW, CA, JULY 6, 1998 - VeriSign, Inc. (Nasdaq: VRSN), the leading provider of digital certificate and public key infrastructure (PKI) services announced today that it has acquired privately-held SecureIT, Inc., a leading provider of Internet-related security services. The acquisition extends VeriSign's leadership in providing enterprises with fully-operational digital certificate and PKI solutions and services to deploy secure intranet, extranet, and e-commerce applications. VeriSign has issued approximately 1,666,000 shares of VeriSign common stock to purchase all of the issued and outstanding capital stock of SecureIT and has assumed SecureIT's outstanding employee stock options. The transaction will be accounted for as a pooling of interests.

SecureIT, Inc. delivers a range of Internet security services--including architectural consulting, integration, testing, and education --which enable enterprises to deploy secure electronic commerce and communications applications. The company's specially trained security consultants and unique security methodologies help organizations design, implement and test secure end-to-end solutions. SecureIT also offers certified educational programs and packaged security management tools to help customers monitor and enhance their Internet-based applications and services. SecureIT's customer base spans several industry segments and includes a large number of leading organizations such as AT&T, Bell Atlantic, CheckFree, Cox Enterprises, First Union Corporation, General Electric, Reuters and Turner Broadcasting.

"Enterprises worldwide are beginning to realize the power and economic benefits of using secure Internet-based solutions for business-critical applications such as electronic document exchange, supply chain management, and customer support," said Stratton Sclavos, president and CEO of VeriSign. "Our customers are now accelerating their deployment plans for these applications and are looking for the kind of security expertise and implementation support that SecureIT delivers."

"We believe that VeriSign and SecureIT are an excellent fit in terms of products, markets, customer focus and culture," said Jay Chaudhry, CEO of SecureIT. "SecureIT has been helping enterprises secure their network infrastructures through the use of firewalls, proxy servers, certificate enabled web servers and other security technologies. We think the natural next step is to expand the use of digital certificates and PKI to enable more advanced solutions such as virtual private networks and secure messaging."
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VeriSign plans to offer SecureIT's services through both its direct and indirect sales channels and will collaborate with the SecureIT staff to further enhance the educational programs that SecureIT delivers. SecureIT's consultants will add VeriSign OnSite to their suite of integrated security solutions and will promote digital certificate and PKI-enabled applications to their existing customer base. SecureIT's consulting and training services will also be extended to include advanced PKI and OnSite implementation skills.

VeriSign OnSite is the only digital certificate solution to provide enterprises with a fully-operational and highly scaleable PKI, allowing customers to achieve rapid time-to-market with the lowest resource investment and total cost of ownership. OnSite is also based on open standards which allows enterprises to integrate their digital certificate and PKI solution with hundreds of third party and custom applications, as opposed to using standalone, proprietary security software.

VeriSign, Inc. (Nasdaq: VRSN) is the leading provider of digital certificate solutions used by enterprises, Web sites and consumers to conduct secure communications and transactions over the Internet and IP-based private networks. VeriSign's OnSite software and processing services are used by enterprises to deploy complete public key infrastructure (PKI) solutions for intranets, extranets, and large-scale electronic commerce applications, and are available through VeriSign regional account representatives or through VeriSign resellers. VeriSign's Secure Server IDs and Personal Digital IDs are available through the company's Web site at www.VeriSign.com.

SecureIT, Inc. is a leading provider of comprehensive end-to-end Internet security services. The company has in-depth expertise and experience in designing, deploying and verifying enterprise security solutions for a wide variety of leading-edge customers. SecureIT is headquartered in Atlanta, Georgia, with offices in major cities across the U.S.

VeriSign is a registered trademark exclusively licensed to VeriSign, Inc. VeriSign OnSite is a service mark of VeriSign, Inc. SecureIT, SecureView, and SecureTest are service marks of SecureIT, Inc. This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the company's limited operating history, which makes the prediction of future operating results difficult; the rate at which the Internet and other IP networks are adopted for communications and commerce; market acceptance of digital certificates and the company's digital certificate products and services in particular; competitive factors; interruptions or security breaches in the company's systems; continued market acceptance of SecureIT's network and application security services; acquisition related risks such as the ability of the company to integrate SecureIT's products and services, personnel and operations; and the company's ability to manage its growth. More information about potential factors which could affect the company's financial results is included in the final prospectus for VeriSign's initial public offering dated January 29, 1998 and the company's other reports filed with the SEC. VeriSign assumes no obligation to update the forward-looking information contained in this press release.

CONTACTS:
Media Contact: Kelly Ryan, Director Public Relations, (650)429-3424 or ryan@verisign.com

Dana Evan, Chief Financial Officer, 650-429-3410;
or Kris Bergmann, Director Investor Relations, 650-429-3416, or ir@verisign.com

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800-758-5804, ext. 129373